Exhibit 99.1

Investors Real Estate Trust to transfer listing to the New York Stock Exchange
Minot, North Dakota –December 5, 2012. Investors Real Estate Trust (NASDAQ: IRET; NASDAQ: IRETP; NYSE: IRET PRB) announced today that it plans to transfer the listing of its common shares of beneficial interest, no par value per share (the "Common Shares") and 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value per share (the "Series A Preferred Shares") from the NASDAQ Global Select Market ("NASDAQ") to the New York Stock Exchange ("NYSE"). The Common Shares and Series A Preferred Shares have been approved for listing on the NYSE, and the Company expects the Common Shares and Series A Preferred Shares to begin trading on the NYSE on December 18, 2012, under the ticker symbols "IRET" and "IRET PR", respectively. IRET's 7.95% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value per share, are currently listed and trading on the NYSE under the symbol "IRET PRB". The Common Shares and Series A Preferred Shares will continue to trade on the NASDAQ until the transfer is completed.
Timothy P. Mihalick, IRET's President and Chief Executive Officer, said, "We are pleased to join the significant majority of our real estate investment trust peers who are listed on the NYSE. We believe a listing on the NYSE will increase our visibility within the REIT investment community, consistent with our goal to create value for our shareholders." Scott Cutler, Executive Vice President, Head of Global Listings, NYSE Euronext, commented, "We're thrilled with the decision by Investors Real Estate Trust to join the NYSE REIT community. Our outstanding market quality and liquidity, innovative array of issuer services, and global visibility platform will greatly benefit the company and its shareholders.   We look forward to this exciting partnership."
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as "expects", "believes", "intends", "anticipates", "plans", "estimates", "potential", "possible", or "probable" or statements that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved. For example, the delisting from the NASDAQ and listing on the NYSE of the Company's shares may not occur within the expected timeframe due to factors beyond the Company's control. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company's expectations.
About Investors Real Estate Trust
Investors Real Estate Trust is an equity real estate investment trust.  Its business consists of owning and operating income-producing multi-family residential and commercial properties located primarily in the upper Midwest.  Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.
###
Contact:
Lindsey Knoop Anderson
Director of Investor Relations
1400 31st Ave SW, Suite 60
PO Box 1988
Minot, North Dakota 58702-1988
phone: 701.837.4738
fax: 701.838.7785
email:landerson@iret.com